Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

GI Dynamics Announces Departure of Chief Commercial Officer

Company Provides Preliminary Update on Second Quarter Revenues

LEXINGTON, MA, United States and SYDNEY, Australia – 2 JULY 2014 – GI Dynamics, Inc. (ASX: GID), a medical device company developing innovative treatments for type 2 diabetes and obesity, announced that Mark C. Twyman is leaving his position as chief commercial officer, effective today. GI Dynamics has launched a search for a president and chief operating officer to augment its leadership team and oversee the global sales and marketing efforts for EndoBarrier® Therapy. In the interim, other members of senior management will assume Mr. Twyman’s responsibilities.

“On behalf of the Company’s Board, I want to thank Mr. Twyman for his service to the Company and wish him well in his future endeavors,” stated Stuart A. Randle, chief executive officer of GI Dynamics.

The Company also advises that it is experiencing challenging business conditions in certain key self-pay commercial markets. Preliminary revenues for the second quarter are estimated to be slightly below first quarter 2014, in part due to less than expected sales in Chile, as well as delayed regulatory approval in Brazil. Further information on second quarter financial results will be provided with the filing of the Appendix 4C and Form 10Q, for the period ended June 30, 2014.

The EndoBarrier device is currently under investigation in the U.S. in a multicenter, pivotal clinical trial (The ENDO Trial) for the treatment of patients who have uncontrolled type 2 diabetes and are obese. EndoBarrier Therapy has been approved in select countries internationally since 2010 and is available in Chile, Australia and select countries in Europe and the Middle East.

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically-delivered device therapy approved for the treatment of type 2 diabetes and/or obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues, costs, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements, including those described in in our filings with the U.S. Securities and Exchange Commission.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ‘s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. – ASX Announcement	Page 2

These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, results of clinical trials, the timing of regulatory submissions, the timing and receipt of regulatory approvals, the timing and amount of other expenses; execution risks; competition; risks related to market acceptance of products; intellectual property risks; and assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States	United States/Europe:
Robert Crane, Chief Financial Officer	Dan Budwick, Pure Communications Inc.
+1 (781) 357-3250	+1 (973) 271-6085

Australia	Australia
David Allen or John Granger, Hawkesbury Partners	Angela Ceberano, Flourish PR
Pty Limited	+61 3 9092 8445
+61 2 9325 9046

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ‘s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388